Exhibit 99.1

ARBINET REPORTS THIRD QUARTER 2007 RESULTS

New Brunswick, NJ, November 8, 2007 – Arbinet-thexchange, Inc. (NasdaqGM: ARBX) today reported financial results for the third quarter ended September 30, 2007.

Third quarter 2007 fee revenues were $12.5 million, an increase of 6% compared to $11.8 million in the same quarter of 2006. A total of 3.62 billion minutes were bought and sold on Arbinet’s platform in the third quarter of 2007, up 20% from 3.03 billion in the 2006 third quarter. Arbinet completed 483.3 million calls during the third quarter of 2007, compared to 369.8 million for the comparable period of 2006, representing an increase of 31%. Third quarter 2007 trading revenue and related costs each declined approximately $9.3 million or 7.4% compared to the same quarter in 2006, reflecting the lower average trade rate of minutes transacted through the platform.

Third quarter 2007 net income was $1.0 million or $0.04 per diluted share, compared to net income of $0.7 million or $0.03 per diluted share in the third quarter of 2006 and a net loss of ($2.5) million or ($0.10) per share in the second quarter of 2007. The Company’s operating expenses, excluding a $0.7 million restructuring gain, were $12.7 million, down from $15.7 million in the second quarter of 2007. The decline in operating expenses reflects the elimination of $0.9 million in professional fees and other costs associated with the settlement of litigation and proxy contest matters, as well as savings from the Company’s planned headcount reduction and other cost savings initiatives. Second quarter operating expenses also included $1.0 million for severance costs related to management changes and headcount reductions in the Company’s core voice and data business, and $0.4 million related to the review of strategic alternatives.

“We are pleased that we returned to profitability in the third quarter and made good progress eliminating non-recurring expenses as well as reducing our operating expenses,” said Roger H. Moore, interim Chief Executive Officer of Arbinet. “Looking forward, we expect fourth quarter revenue to be comparable with the third quarter with modest upside potential from some of the initiatives undertaken in the previous quarter.”

Mr. Moore continued, “The Board and management team remain active in the development of Arbinet’s multi-year strategic plan. This work has identified the need to reposition our company to emphasize that our services lead us to be a partner with, rather than being solely an exchange provider to, our customers. We are focused on initiatives that will enable us to reach a broader customer base with existing solutions and evolve these services to gain access to a broader and more consistent supply of minutes transacted through our platform. We look forward to discussing these strategies in greater detail, along with our goals for value creation and metrics to better track our progress, by the fourth quarter conference call.”

Quarterly Conference Call

Arbinet will host a conference call to discuss its third quarter 2007 results at 5:00 p.m. Eastern Time today. The dial-in number for the live audio is 888-562-3654, or 973-582-2703 for international callers; the passcode is 9420395. A live web cast of the conference call will be available on Arbinet’s web site at http://www.arbinet.com. A replay of the call will be available from 8:00 p.m. Eastern Time on Thursday, November 8, 2007 through midnight on November 22, 2007 at http://www.arbinet.com and by telephone at 877-519-4471, or 973-341-3080 for international callers; the passcode is 9420395.

About Arbinet

Arbinet solutions simplify the exchange of digital communications in a converging world. These include exchanges, a transaction management platform, and managed services which streamline performance and improve profitability for Members.

Arbinet’s 900 voice and data Members, including the world’s 10 largest international carriers, use Arbinet’s Internet based electronic platforms to buy, sell, deliver and settle transactions valued at about $500 million in 2006. These Members include fixed, mobile and VoIP carriers, ISPs and content providers from more than 60 countries who exchange voice, data, content and value added services.

For more information about Arbinet’s solutions visit www.arbinet.com.

Contacts:

Jack Wynne

Arbinet

(732) 509-9230

Andrea Priest / Andi Salas

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

This press release contains forward-looking statements regarding anticipated future revenues, growth, capital expenditures, management’s future expansion plans, expected product and service developments or enhancements, and future operating results. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as: “believes,” “expects,” “may,” “will,” “should” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Various important risks and uncertainties may cause Arbinet’s actual results to differ materially from the results indicated by these forward-looking statements, including, without limitation: the ability of Arbinet to integrate its acquisition of Flowphonics Limited (now known as Broad Street Digital Limited); members (in particular, significant trading members) not trading on our exchange or utilizing our new and additional services (including DirectAxcess(SM), PrivateExchange(SM), AssuredAxcess(SM) and PeeringSolutions(SM); continued volatility in the volume and mix of trading activity; our uncertain and long member enrollment cycle; the failure to manage our credit risk; failure to manage our growth; pricing pressure; investment in our management team and investments in our personnel; system failures, human error and security breaches that could cause Arbinet to lose members and expose it to liability; and Arbinet’s ability to obtain and enforce patent protection for our methods and technologies. For a further list and description of the risks and uncertainties the Company faces, please refer to Part I, Item 1A of the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 16, 2007, and other filings that have been filed with the Securities and Exchange Commission. Arbinet assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise and such statements are current only as of the date they are made.

ARBINET - THEXCHANGE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Month Ended September 30,
	2006	2007	2006	2007
	($ in thousands, except per share data)
Trading revenues	$126,044	$116,701	$359,453	$368,329
Fee revenues	11,797	12,538	34,983	37,724

Total revenues	137,841	129,239	394,436	406,053
Cost of trading revenues	126,110	116,797	359,454	368,569

	11,731	12,442	34,982	37,484
Costs and expenses:
Operations and development	4,197	5,314	12,792	15,808
Sales and marketing	1,839	2,312	5,634	7,027
General and administrative	3,816	3,121	12,170	11,604
Depreciation and amortization	1,640	1,924	5,158	6,088
Severance charges	320	9	320	1,030
Restructuring		(672)	—	(672)
Provision for Litigation	—	—	(93)	1,940

Total costs and expenses	11,812	12,008	35,981	42,825

Loss from operations	(81)	434	(999)	(5,341)
Interest income (expense), net	538	439	1,431	1,327
Other income (expense), net	418	174	967	873

Income (loss) before income taxes	875	1,047	1,399	(3,141)
Provision for income taxes	217	64	215	225

Income (loss) from continuing operations	658	983	1,184	(3,366)
Discontinued operations:
Income from discontinued operations, net of income tax of $4	—	—	121	—

Net income (loss)	$658	$983	$1,305	$(3,366)

Basic earnings (loss) per share:
Continuing operations	$0.03	$0.04	$0.05	$(0.13)

Discontinued operations	$—	$—	$—	$—

Net income	$0.03	$0.04	$0.05	$(0.13)

Diluted earnings (loss) per share:
Continuing operations	$0.03	$0.04	$0.05	$(0.13)

Discontinued operations	$—	$—	$—	$—

Net income	$0.03	$0.04	$0.05	$(0.13)

Weighted average number of common shares
Basic	25,315	25,540	25,159	25,075
Diluted	25,335	25,968	25,632	25,075

ARBINET - THEXCHANGE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31, 2006	As of September 30, 2007
	($ in thousands, except per share data)
Assets
Current Assets:
Cash and cash equivalents	$32,986	$28,985
Marketable securities	30,051	19,382
Trade accounts receivable, net	34,809	27,639
Prepaids and other current assets	1,966	3,499

Total current assets	99,812	79,505
Property and equipment, net	23,828	22,923
Other long-term assets	8,882	8,679

Total Assets	$132,522	$111,107

Liabilities & Stockholders’ Equity
Current Liabilities:
Short-term debt obligations	$8,748	$1,049
Accounts payable	19,945	14,072
Deferred revenue	3,220	2,521
Accrued expenses and other current liabilities	10,418	8,624

Total current liabilities	42,331	26,266
Other long-term liabilities	3,260	2,434

Total Liabilities	45,591	28,700

Stockholders’ Equity	86,931	82,407

Total Liabilities & Stockholders’ Equity	$132,522	$111,107